UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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                    Autobytel Inc.
(Name of Registrant as Specified In Its Charter)
_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOBYTEL INC.
18872 MACARTHUR BLVD., SUITE 200
IRVINE, CA  92612
PHONE:  (949) 225-4500
FAX:  (949).225-4557

June 21, 2013

Dear Stockholder,

We need your assistance and appreciate your attention to this important matter.  We have previously sent you proxy materials for our Annual Meeting of Stockholders, which was held on June 20, 2013.  In order to be able to take action on Proposal 3, to approve an amendment to the Company's Certificate of Incorporation to clarify the authority of the Board of Directors to fix the voting rights of any preferred stock issued under the Certificate of Incorporation's existing preferred stock authorization provision, a majority of the shares outstanding had to be present and have voted FOR this proposal.  As we did not have sufficient shares voted FOR this proposal to be able to satisfy this requirement, we adjourned the meeting related to this proposal only until 4:00 p.m. Pacific Time on July 3, 2013 at the company's offices listed above.

PLEASE VOTE TODAY!

Please help Autobytel avoid the expense of further solicitation by voting TODAY.  Because time is of the essence, please vote using the Internet or phone.  It is a quick and simple process.

1.  Vote via the Internet:  You may cast your vote by logging onto www.proxyvote.com and using the 12 digit Control Number located in the box on the right hand side of the voting instruction form to cast your vote by following the instructions on the website.

2.  Vote by Touchtone Phone:  You may cast your vote by calling the phone number on the enclosed Voting Instruction Form.

Your Participation is Important —Please Vote Today!

If you have any questions relating to the voting of your shares, please call our proxy solicitors, MacKenzie Partners, at (212) 929-5500 (collect) or at (800) 322-2885 (toll free in North America).  If you reside outside North America, you may also call +44 (0) 203 178 8059.

Thank you in advance for your support.

Autobytel Inc.

Sincerely,
Jeffrey H. Coats
President and Chief
Executive Officer